Exhibit 99.1

Tellurian and Vitol sign 10-year LNG agreement for 3 mtpa

HOUSTON, Texas – (BUSINESS WIRE) June 3, 2021 -- Tellurian Inc. (Tellurian) (NASDAQ: TELL) announced today it has finalized a liquefied natural gas (LNG) sales and purchase agreement (SPA) with Vitol Inc. (Vitol). The SPA is for three million tonnes per annum (mtpa) on a free on board (FOB) basis at Driftwood LNG for a ten-year period, indexed to a combination of two indices: the Japan Korea Marker (JKM) and the Dutch Title Transfer Facility (TTF), each netted back for transportation charges. At today’s prices, the agreement is valued at approximately $12 billion in revenue over ten years.

President and CEO Octávio Simões said, “Tellurian continues to execute on our plan to market Driftwood LNG volumes on indices that our customers want. Vitol expressed interest in the development of Driftwood early on, and it is fulfilling to finalize this agreement with the world’s largest independent trader of energy. As the world electrifies and our population grows, the demand for reliable, low-cost energy will continue to increase. LNG provides a stable source of fuel at an attractive price, and Tellurian’s integrated model is positioned perfectly to offer volumes on JKM, TTF or blended price basis.”

Executive Vice President LNG Marketing & Trading Tarek Souki added, “Tellurian has made exceptional progress on our intended first phase capacity sales by securing this second SPA with another respected global energy trading business. The two recent agreements represent an aggregate of $24 billion in estimated revenue; we will continue to be deliberate and selective in choosing our additional customers.”

Pablo Galante Escobar, Global Head of LNG and European Gas & Power at Vitol said: “Vitol is excited to conclude this agreement with Tellurian.  Our long-term commitment and investment grade rating will help Tellurian as they continue their path to financial close.”

Ben Marshall, CEO of Vitol Inc. added: “Vitol’s business continues to grow and evolve in the Americas and around the world.  This agreement will make Vitol one of North America’s largest exporters of natural gas, providing our customers with cost effective and cleaner fuel solutions.”

About Tellurian Inc.

Tellurian intends to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide. Tellurian is developing a portfolio of natural gas production, LNG marketing and trading, and infrastructure that includes an ~ 27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the Nasdaq Capital Market under the symbol “TELL”. For more information, please visit www.tellurianinc.com. Follow us on Twitter at twitter.com/TellurianLNG

About Vitol

Vitol is a commodity trader and the world’s largest independent energy trader with $140 billion in revenues in 2020. Vitol trades and distributes energy safely and responsibly around the world using its logistical expertise and infrastructure network.

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “continue,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “proposed,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein relate to, among other things, future contracts, demand, revenues, prices, the benefits of Tellurian’s model and other aspects of Tellurian’s business. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K of Tellurian for the fiscal year ended December 31, 2020, and other Tellurian filings with the Securities and Exchange Commission, all of which are incorporated by reference herein. The effectiveness of the agreement described in this press release is subject to, among other things, a final investment decision with respect to the Driftwood Project, and reaching a final investment decision will require Tellurian to obtain significant amounts of additional capital. Estimated revenue from the agreement is based on the current JKM price (as quoted by S&P Platts) and the current TTF price (as quoted on www.theice.com) for the full term of the agreement; actual prices will vary. The agreement may be terminated in certain circumstances prior to the expiration of the 10-year term. The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Contact

Media: Joi Lecznar EVP Public and Government Affairs Phone +1.832.962.4044 joi.lecznar@tellurianinc.com	Investors: Matt Phillips Vice President, Investor Relations Phone +1.832.320.9331 matthew.phillips@tellurianinc.com

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com